INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

To the Board of Directors and Stockholders.

Bymax Corp.

We consent to the inclusion in this Registration Statement of Bymax Corp. on Form S-1, A#3, of our report dated July 29, 2020, which includes an explanatory paragraph as to the ability of Bymax Corp. to continue as  a  going  concern,  with  respect  to  our  audit  of  the  financial  statements  of  Bymax  Corp.  as  of  April  30,

2020, which report appears in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus with reference to expert in accounting and auditing.

/s/ Zia Masood Kiani & Co.

Zia Masood Kiani & Co.

(Chartered Accountants)

Islamabad, Pakistan

Date: December 23, 2020

ZMK/BMC/Audit/20/1654